Exhibit 3.63

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PIONEER VALLEY HEALTH PLAN, INC.

Pioneer Valley Health Plan. Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Pioneer Valley Health Plan, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Utah Transcription Services, Inc. (hereinafter the (hereinafter the “Corporation).”

SECOND: That in lieu of a meeting and vole of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the Slate of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on July 1, 2006.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Karen Abbott, its Assistant Secretary, this 16th day of June, 2006.

PIONEER VALLEY HEALTH PLAN, INC.

By:	/s/ Karen Abbott
Karen Abbott, Assistant Secretary

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